                                                            EXHIBIT NO. 99.14(b)

                          INDEPENDENT AUDITORS' CONSENT

                                  EXHIBIT 14(B)

We consent to the inclusion in the Registration Statement on Form N-14 of MFS Series Trust VIII, on behalf of MFS Strategic Income Fund (one of the series constituting MFS Series Trust VIII), of our report dated December 8, 2000 appearing in the Annual Report to shareholders of MFS Strategic Income Fund for the year ended October 31, 2000 and to the incorporation by reference of our reports into the Prospectus/Proxy Statement which constitutes part of this Registration Statement. We also consent to the reference to us under the heading "Independent Accountants" appearing in the Combined Prospectus/Proxy Statement which is included as part of such Registration Statement.

ERNST & YOUNG LLP
-------------------------
Ernst & Young LLP


Boston, Massachusetts
May 1, 2001